EXHIBIT 99.1
News Release

Contacts:
Media - Lisa H. Jester, Corporate Manager, Communications and Public Relations (513) 425-2510
Investors - Douglas O. Mitterholzer, General Manager, Investor Relations (513) 425-5215

AK Steel Supports Department of Commerce’s Affirmative
Preliminary Determinations in Anti-Dumping Investigations for China Concerning
Corrosion-Resistant Steel

West Chester, OH, December 23, 2015 - AK Steel (NYSE: AKS) supports the U.S. Department of Commerce’s preliminary determinations on December 22, 2015, that imports of corrosion-resistant steel (“CORE”) from China are being sold at less-than-fair value (“dumped”) in the United States. India, Italy, and South Korea were also found to be dumping, and as a result, the U.S. Department of Commerce will instruct U.S. Customs and Border Protection to begin requiring U.S. importers of CORE from these countries to deposit estimated anti-dumping duties at the time of importation, in the following amounts:

Country	Dumping Margins
China	255.80 percent
India	6.92-6.64 percent
Italy	3.11-0.00 percent
South Korea	3.51-2.99 percent

With respect to Taiwan, the Commerce Department preliminarily found that the margin of dumping was zero. However, the Commerce Department’s investigation continues with respect to certain recently-discovered issues that the Commerce Department had insufficient time to address prior to the preliminary determination. Thus, depending on the Commerce Department’s findings during the remainder of the investigation, its final determination with respect to imports from Taiwan ultimately could be affirmative.
AK Steel also noted that the Commerce Department reached affirmative preliminary critical circumstances findings with respect to certain foreign producers of CORE in China, South Korea, and Taiwan. As a result of this critical circumstances determination, the Commerce Department can impose provisional anti-dumping duties on imports of CORE from China and South Korea retroactively beginning from 90 days prior to its publication of the preliminary determination in the Federal Register. Because the preliminary determination for Taiwan was negative, no provisional duties will be collected.
The Commerce Department’s preliminary anti-dumping determinations follow the June 3, 2015 filing of anti-dumping duty and countervailing duty petitions by AK Steel and other domestic steel producers. The Commerce Department announced preliminary countervailing duty determinations on November 3, 2015. Anti-dumping duties are generally added to countervailing duties and applied to subject imports at the border.
“AK Steel is pleased with the Commerce Department’s preliminary dumping margins assigned to China,” said James L. Wainscott, Chairman, President and CEO of AK Steel. “However, we are disappointed that the preliminary dumping margins for India, Italy, South Korea, and Taiwan were not higher as they do not appear to adequately address the dumping that we believe is occurring in the U.S. market.”
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The next step in the trade action will be the Commerce Department’s verification of factual information submitted by the foreign producers. There will then be an opportunity for parties to submit case and rebuttal briefs to the Commerce Department and to participate in a hearing. Following these events, the Commerce Department will issue its final determinations in the second quarter of 2016.
CORE is steel sheet that has been coated or plated with a corrosion-or heat-resistant metal to prevent corrosion and thereby extend the service life of the products made from the steel. Steel coated with zinc, aluminum, or any of several zinc-aluminum alloys comprises most of the product at issue. Based on these unique product characteristics, CORE is widely used in infrastructure and construction applications such as roofing, siding, hardware, roof and bridge decks, guard rails, and culverts. CORE is also used in the manufacture of automobiles, trucks, appliances, industrial equipment, and agricultural equipment.

AK Steel
AK Steel is a world leader in the production of flat-rolled carbon, stainless and electrical steel products, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. Headquartered in West Chester, Ohio (Greater Cincinnati), the company employs approximately 8,000 men and women at eight steel plants, two coke plants and two tube manufacturing plants across six states: Indiana, Kentucky, Michigan, Ohio, Pennsylvania and West Virginia. Additional information about AK Steel is available at www.aksteel.com.

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